Exhibit 99.2

MOONLAKE MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with MoonLake’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2022, included elsewhere in this current report on Form 8-K filing. Some of the information contained in this discussion and analysis or set forth elsewhere in this current report on Form 8-K filing contains forward-looking statements that reflect our plans and strategy for our business and related financing. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include but are not limited to those discussed below and elsewhere in the Original Report, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” MoonLake’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2022 were prepared in accordance with US GAAP and presented in United States dollar (USD).

Overview

We are a clinical-stage biotechnology company advancing transformative therapies to address significant unmet needs in inflammatory skin and joint diseases. Our novel tri-specific Nanobody, sonelokimab (“SLK”, also known as M1095/ALX 0761) is an IL-17A and IL-17F inhibitor that has shown therapeutic activity as measured by psoriasis area severity index (PASI) scores in patients with plaque-type psoriasis. The terms “Nanobody” and “Nanobodies” used herewith are registered trademarks of Ablynx, a Sanofi company. SLK is a proprietary Nanobody exclusively licensed from Merck Healthcare KGaA, Darmstadt, Germany, an affiliate of Merck KGaA, Darmstadt, Germany (“MHKDG”). We are developing a portfolio of therapeutic indications for SLK, and are focused on demonstrating its efficacy, safety and dosing convenience, initially in hidradenitis suppurativa (“HS”), psoriatic arthritis (“PsA”), and radiographic axial spondyloarthritis (“axSpA”). We believe that SLK has a differentiated mechanism of action and potential to penetrate into deep skin and joint tissue. We envision SLK as a key therapeutic alternative in our initial target indications, and potentially in multiple other IL-17 driven inflammatory conditions. Building on the clinical data generated to date, we intend to further pursue the clinical development of SLK.

SLK was discovered by MHKDG and by Ablynx, a Sanofi company, and was previously studied by Avillion LLP under a 2017 co-development agreement with MHKDG in a Phase 2b clinical trial in over 300 moderate-to-severe psoriasis (“PsO”) patients.

We plan to develop SLK in inflammatory diseases in dermatology and rheumatology where the pathophysiology is known to be driven by IL-17A and IL-17F. This group of IL-17A/F Inflammatory Diseases, which we call “AFIDs”, comprises our initial target diseases (HS, PsA and axSpA) among several other inflammatory conditions (including PsO). Our initial target diseases affect millions of people worldwide, and we believe there is a need for improved treatment options. We ultimately intend to initiate Phase 2 trials for the therapeutic indications of HS, PsA, and axSpA, in both the United States and Europe, beginning with Phase 2 clinical trials in HS that commenced in April 2022. SLK’s purposefully designed molecular characteristics, including its albumin binding site are intended to facilitate deep tissue penetration in the skin and joints. We have several additional indications which we could explore should SLK continue to show promise.

We do not have any product candidates approved for commercial sale, and we have not generated any revenue from product sales. Our ability to generate revenue sufficient to achieve profitability, will depend on the successful development and eventual commercialization of SLK in one or more AFIDs, which we expect to take a number of years.

To date, we have funded our operations primarily through proceeds received from the sale of Common Shares and Series A Preferred Shares, from a loan agreement contracted with the BVF Shareholders and from a convertible loan agreement contracted with Cormorant Private Healthcare Fund IV. L.P. (“Cormorant”). As of March 31, 2022, we had $8.8 million in unrestricted cash. Based on our current operating plans, we believe that our existing cash and the proceeds from the Business Combination will be sufficient to fund our operating expenses and capital expenditure requirements until at least mid-2024.

Since incorporation, the Company has incurred a loss of $69.5 million. This was primarily driven by the acquisition of the in-licensing agreement which was recorded as a research and development expense and development activities related to SLK. We expect to continue to incur significant expenses and operating losses for at least the next five years as we continue the development of SLK. It is expected that operating losses will fluctuate significantly from year to year depending on the timing of our planned clinical development programs and efforts to achieve regulatory approval.

Impact of COVID-19 Pandemic

In March 2020, the WHO declared the COVID-19 outbreak a pandemic which continues to evolve. The impact of COVID-19 on our business, operations and development timelines has been limited considering MoonLake’s recent incorporation.

However, the future impact of COVID-19 on our business is uncertain. We will continue to actively monitor the evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by Switzerland state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which COVID-19 may affect our future business, operations and development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain and we may experience disruptions, including:

●	interruption of or delays in receiving supplies from the third parties that MoonLake relies on;

●	limitations on MoonLake’s business operations by the Swiss federal, cantonal and/or local authorities;

●	limitations on MoonLake’s ability to progress with the clinical studies;

●	business disruptions caused by workplace, laboratory and office closures and an increased reliance on employees working from home, travel limitations, cybersecurity and data accessibility limits, or communication disruptions; and

●	limitations on employee resources that would otherwise be focused on the conduct of MoonLake’s activities, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people.

Financial Overview

Revenue

To date, we have not recognized any revenue from product sales. If our development efforts for SLK are successful and result in regulatory approval, or new license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including third-party license fees and efforts relating to the development of SLK. We expense research and development costs as incurred, which include:

●	employee-related expenses, including salaries, bonuses, benefits, share-based compensation, other related costs for those employees involved in research and development efforts;

●	external research and development expenses incurred under agreements with CROs as well as consultants that conduct our research program and development services;

●	costs incurred under collaboration agreements;

●	costs related to manufacturing material for our research program and clinical studies;

●	costs related to compliance with regulatory requirements; and

●	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, utilities and insurance.

We estimate research and clinical trial expenses based on the services performed pursuant to contracts with research institutions, CROs, and CMOs, that conduct and manage research studies and clinical trials on our behalf based on actual time and expenses incurred by them.

We account for non-refundable advance payments for goods and services that will be used in future research and development activities as expenses when the services have been performed or when the goods have been received rather than when the payment is made.

We do not allocate employee costs, facilities costs, including depreciation, or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily for managing our research program, clinical development, and manufacturing activities.

The successful development of SLK is highly uncertain. We plan to substantially increase our research and development expenses for the foreseeable future as we continue the development and manufacturing partnerships for SLK, conduct research activities and potentially expand our pipeline by pursuing additional indications for SLK or including new product candidates in our portfolio. We cannot determine with certainty the timing of initiation, the duration, or the completion costs of current or future research studies and clinical trials of SLK due to the inherently unpredictable nature of research activities and clinical development. Clinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to which indications to pursue and how much funding to direct to each indication on an ongoing basis in response to the results of ongoing and future research studies and clinical trials, regulatory developments, and our ongoing assessments as to each indication’s commercial potential. Our clinical development costs are expected to increase significantly as we commence additional clinical trials.

Any changes in the outcome of any of these variables with respect to the development of SLK could mean a significant change in the costs and timing associated with its development. We may never succeed in achieving regulatory approval for SLK. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay or modify clinical trials or focus on other product candidates. For example, if the FDA, EMA, or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrolment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of SLK’s clinical development.

General and Administrative Expenses

General and administrative expense consists primarily of employee related costs, including salaries, bonuses, benefits, share-based compensation and other related costs for our executive and administrative functions. General and administrative expense also includes professional services, including legal, accounting and audit services and other consulting fees, as well as facility costs not otherwise included in research and development expenses, insurance and other general administrative expenses.

Based on our strategy, there are a number of factors that we expect will impact the level of research and development expenses, general and administrative expenses, and capital expenditures incurred by the business.

These factors include:

●	Building the leading efficacy and safety profile of SLK for patients — We expect to incur significant research and development expenses, and general and administrative expenses as we: (i) initiate and conduct clinical trials for SLK; (ii) seek regulatory approvals for SLK; (iii) make milestone and commercial payments under the License Agreement (based on initiation of various clinical trials, regulatory filing acceptance, first commercial sales, and aggregate annual net sales); (iv) establish a sales, marketing and distribution infrastructure to commercialize SLK; (v) attract, hire and retain additional clinical, scientific, quality control, and administrative personnel; and (vi) add clinical, operational, financial and management information systems and personnel.

●	Strengthening the differentiation elements for future SLK patients — In parallel with our Phase 2 program, we expect to incur additional research expenditures as we conduct basic research and potential investigator-initiated trials to continue refining our understanding of SLK/nanobody biology and the potential impact in our selected therapeutic indications.

●	Building our manufacturing capabilities — MoonLake does not own or operate manufacturing facilities, and currently has no plans to establish any. We partner with third-party contract manufacturing organizations for both drug substance and finished drug product. We will obtain our supplies from these manufacturers based on purchase orders. Therefore, we expect to incur research and development costs for the purchase of our supplies on an as needed basis to conduct our clinical trials. We intend to pursue tech transfers for both drug substance and drug product into commercial scale contract manufacturing organizations. This will allow scale-up while SLK is in clinical development and advance potential Phase 3 and commercial requirements. The improvement of our manufacturing capabilities will be important in driving efficiency, maintaining high standards of quality control, and ensuring that investigators, physicians, and patients have adequate access to our product candidates, if approved. This is expected to increase future research and development expenses.

●	Deepening our intellectual property portfolio to support our nanobody technology and product candidates — We expect to continue to incur additional research and development expenditures as we continue extending our global intellectual property portfolio consisting of patents and patent applications, trade secrets, trademarks, and know-how to protect the product candidates developed from our nanobody technology. We plan to expand our intellectual property portfolio as we continue to advance and develop existing product candidates.

●	Licensing/broadening our portfolio — We may supplement our current strategy with the in-licensing or acquisition of additional product candidates for clinical development (beyond SLK), rather than discovering such candidates ourselves, which would lead to additional research and development expenses, general and administrative expenses, and capital expenditures.

We also expect to incur additional legal, accounting, investor relations and other expenses associated with operating as a public company and as we continue to grow our business. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials and our expenditures on other research and development activities.

We expect to continue to grant awards under our Employee Stock Option Plan (“ESOP”) and for employees to purchase shares pursuant to our Employee Share Participation Plan (“ESPP”). As of March 31, 2022, MoonLake has the ability to grant an additional 44,568 MoonLake Common Shares or options to acquire MoonLake Common Shares under such plans, of which 22,756 are held in treasury, and 21,812 MoonLake Common Shares available for future grants under the ESOP or for purchase under the ESPP. On May 1, 2022, MoonLake granted 1,110 options to acquire Common Shares under the ESOP, with the remaining 43,458 shares available for future grants under the ESOP and ESPP. Further, we expect to continue to record share-based compensation charges in connection with the Restricted Founder Shares which have been granted to the co-founders. The Restricted Founder Shares vest monthly through April 2023.

We will require substantial additional funding to continue the development of SLK and support our continuing operations. Until such time that we can generate significant revenue from product sales or other sources, if ever, we expect to finance our operations through the sale of equity, debt financings, or other capital sources. In addition, our business strategy includes the exploration of out-licensing opportunities with respect to commercial rights in non-U.S. geographies where we may not be the best party to pursue the commercialization of SLK, including in China. Any such arrangements would provide for up-front payments and/or royalty and milestone payments that could be used to help finance our operations. We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic and otherwise. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations or financial condition, including requiring us to have to delay, reduce or eliminate our product development or future commercialization efforts. Insufficient liquidity may also require us to relinquish rights to SLK at an earlier stage of development or on less favorable terms than we would otherwise choose. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts.

Foreign Currency

The functional currency of MoonLake is the U.S. dollar. Balances and transactions denominated in foreign currencies are converted as follows: monetary assets and liabilities are remeasured using exchange rates in effect at the balance sheet dates and non-monetary assets and liabilities are remeasured at historical exchange rates. Revenue and expenses are remeasured at the daily exchange rate on the respective accounting date.

Gain or losses from foreign currency remeasurements are included in other expenses in the unaudited condensed consolidated statement of operations. MoonLake recognized a foreign currency transaction gain of $72.3 thousand for the period ended March 31, 2022.

Results of Operations

For the three months ended March 31, 2022 (the “period ended March 31, 2022”)

The following table summarizes our results of operations for the period indicated:

For the three months ended March 31, 2022
(in $)
Operating expenses
Research and development	$(10,454,948)
General and administrative	(5,487,368)
Total operating expenses	$(15,942,316)
Operating loss	$(15,942,316)

Other income, net	$69,506
Loss before income tax	$(15,872,810)

Income tax	$(7,332)
Net loss	$(15,880,142)

Actuarial loss on employee benefit plans - current period	$266,269
Other comprehensive loss	$266,269
Comprehensive loss	$(15,613,873)

Research and development

Research and development expenses represent the majority of our total operating expenses. The $10.5 million of costs primarily related to the contract with third parties to support clinical trials research and clinical development activities related to the development of SLK.

General and administrative (“G&A”)

General and administrative expenses were $5.5 million for the three months ended March 31, 2022. These expenses primarily related to $1.1 million of compensation and personnel-related expenses (excluding share-based compensation), $1.7 million of expenses for professional legal, accounting and consulting services and $1.9 million of share-based compensation associated with awards granted under the ESPP, ESOP and Restricted Founder Shares arrangements.

Liquidity and Capital Resources

MoonLake has funded its operations to date principally through proceeds received from the sale of MoonLake Common Shares and MoonLake Series A Preferred Shares, a loan agreement contracted with Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., and Biotechnology Value Trading Fund OS, L.P. (the “BVF Shareholders”) and the Convertible Loan Agreement. Since incorporation, MoonLake has incurred a loss of $69.5 million and as of March 31, 2022, MoonLake had approximately $8.8 million of unrestricted cash.

On October 15, 2021, MoonLake entered into a loan agreement with the BVF Shareholders, pursuant to which Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., and Biotechnology Value Trading Fund OS, L.P. loaned $8,139,000, $5,946,000, and $915,000, respectively ($15,000,000 in aggregate), for the financing of general corporate purposes of MoonLake, including product and technology development, operations, sales and marketing, management expenses, and salaries. On January 18, 2022, MoonLake and the BVF Shareholders entered into an amendment to the loan agreement to extend the repayment date and on February 15, 2022, MoonLake and the BVF Shareholders entered into a second amendment to the loan agreement to further extend the repayment date. The loan is interest-free and must be repaid by MoonLake prior to the earlier of (i) two business days after the closing date of the Business Combination and (ii) June 30, 2022. On April 11, 2022, the Company repaid the entire principal amount out of the proceeds from the Business Combination (refer Note 13 - subsequent events).

On February 20, 2022, the Company entered into a convertible loan agreement with Cormorant, Helix and the BVF Shareholders, pursuant to which Cormorant grants the Company a loan $15,000,000, for the financing of general corporate purposes of the Company, including product and technology development, operations, sales and marketing, management expenses, and salaries. The loan is interest-free and subordinated to all current and future claims of the Company, but ranks senior to existing and future unsecured subordinated obligations of the Company. The loan must be repaid by the Company prior to the earlier of (i) as soon as practicable after the Closing of the Business Combination with Helix, but no later than two business days, and (ii) June 30, 2022. On April 5, 2022, the Company repaid the entire principal amount out of the proceeds from the Business Combination (refer Note 13 - subsequent events).

We expect to continue to incur net operating losses for at least the next several years, and we expect our research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. We expect our expenses and capital requirements will increase significantly in connection with our ongoing activities as we continue to:

●	contract with third parties to support clinical trials related to SLK;

●	conduct our research and development activities related to SLK;

●	attract, hire and retain additional management, scientific and administrative personnel;

●	maintain, protect and expand our intellectual property portfolio, including patents, trade secrets and know how;

●	implement operational, financial and management information systems; and

●	raise capital and operate as a public company.

MoonLake has no products approved for commercial sale, has not generated any revenue from product sales, and cannot guarantee when or if it will generate any revenue from product sales. MoonLake expects to incur significant expenses and operating losses for at least the next five years, assuming it commences and then continues the clinical development of, and seeks regulatory approval for, its product candidate under an in-licensing agreement. It is expected that operating losses will fluctuate significantly from year to year due to timing of clinical development programs and efforts to achieve regulatory approval.

On April 5, 2022 (the “Closing Date” or the “Closing”) the Company announced the successful closing of the Business Combination which raised additional capital of USD 134.7 million. MoonLake previously expected it would have sufficient capital to fund its operations through at least the next three and a half years. As a result of the level of redemptions at the time of consummation of the Business Combination, MoonLake expects it will have sufficient capital to fund its operations for at least the next two years, after which, the Company may need additional capital, which may be obtained from additional equity or debt financings, collaborations, licensing arrangements, or other sources. Refer to “Risk Factors — Risks Related to Our Limited Operating History, Business, Financial Condition, and Results of Operations” in the Original Report for further details related to the risk of raising additional capital to fund MoonLake’s operations.

Cash Flows

For the three months ended March 31, 2022
(in $)
Net cash used in operating activities	(14,185,964)
Net cash used in investing activities	(16,010)
Net cash provided by financing activities	15,003,791
Effect of movements in exchange rates on cash held	(6,504)
Net increase in cash	795,313

Cash flows from operating activities

During the three months ended March 31, 2022, net cash used in operating activities of $14.2 million primarily related to the cash consideration for clinical development research, compensation and personnel-related expenses, legal, and consulting expenses.

Cash flows from investing activities

During the period ended March 31, 2022, net cash used in investing activities was $16.0 thousand related to purchases of office equipment.

Cash flows from financing activities

During the period ended March 31, 2022, net cash provided by financing activities was $15.0 million consisting primarily of $15.0 million of net proceeds from a convertible loan agreement contracted with Cormorant and $3.8 thousand of net proceeds from the grants of additional shares under the ESPP.

Contractual Obligations and Commitments

The following summarizes the significant contractual obligations and other obligations as of March 31, 2022:

	Total	Less than 1 year	1 to 5 Years	More than 5 years
	(in $)
Purchase obligations(1)	$65,364,216	$43,024,230	$22,339,986	—
Lease commitments(2)	411,236	159,188	252,048	—
Total contractual obligations	$65,775,452	$43,183,418	$22,592,034	—

(1)	Purchase obligations refer to an agreement to purchase goods or services that is enforceable and legally binding on the registrant that specifies all significant terms. The figures presented relate to open commitments towards contract manufacturing and contract research organizations.
(2)	We have committed ourselves to a new lease contract, with a term that had commenced on August 26, 2021. MoonLake has accounted for the open-ended office lease arrangement as an operating lease under the guidance prior to ASU 2016-02 through the consolidated statement of operations for the three months ended March 31, 2022. The future lease commitments relate to office contract for the new Swiss headquarter in Zug, Switzerland and reflects minimum payments due.

Off-Balance Sheet Arrangements

We currently do not have, and did not have during the period presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures about Market Risk

As of March 31, 2022, MoonLake had a cash balance of $8.8 million. While MoonLake is exposed to negative interest rates on its cash deposits, the Company does not have a material exposure to changes in interest rates. MoonLake is not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, it has contracted with and may continue to contract with foreign vendors. MoonLake’s operations may be subject to fluctuations in foreign currency exchange rates in the future.

MoonLake does not believe it has a significant exposure to inflationary factors.

Critical Accounting Policies and Estimates

The preparation of the financial statements in accordance with GAAP requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. We continually evaluate these judgments, estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in estimates.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such an estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition, results of operations and cash flows.

Acquisitions

MoonLake evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first assessing whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The In-licensing Agreement for the SLK program has been accounted for as an asset purchase on the basis that there were no tangible assets acquired or liabilities assumed by MoonLake under the In-licensing Agreement and substantially all of the fair value of the gross assets acquired related to the in process research and development (“IPR&D”) of SLK.

IPR&D represents incomplete technologies MoonLake acquires, which at the time of acquisition, are still under development and have no alternative future use. Management judgement was required to determine whether the IPR&D had any alternative future use. Management determined that at the time of acquisition, and without significant additional research, there was no alternative future use other than the development of SLK for the treatment of AFIDs. Therefore, in accordance with MoonLake’s policy the aggregate consideration for the IPR&D was recorded as research and development expenses.

Transactions involving MoonLake’s shares

Equity instruments granted as consideration in transactions with non-employees are measured at fair value based on the grant-date. MoonLake transferred shares to MHKDG as part of the consideration for the In-licensing Agreement. Estimating the fair value of the shares can be complex. MoonLake estimated the fair value with reference to separate market-based transactions involving the sale of its shares to two third-party investors which were not considered related parties of MoonLake or MHKDG.

As at March 31, 2022, MoonLake had the following share-based compensation arrangements:

●	Restricted Founder Shares — created in April 2021;

●	The Employee Share Participation Plan (ESPP) — created in July 2021;

●	The Employee Stock Option Plan (ESOP) — created in July 2021.

All arrangements contain service and performance conditions and are settled with shares of MoonLake only and meet the definition of a share-based compensation arrangements. All awards granted under the different share-based compensation plans were classified as equity-settled share-based arrangements.

Estimating the fair value of the awards at grant date can be complex. The Company estimated the fair value of the shares granted under the ESPP and Restricted Founder Shares with reference to separate market-based transactions involving the sale of its shares to third-party investors. The Company estimated the fair value of the options granted under the ESOP by applying a Black-Scholes pricing model. The fair value of the shares assumed in the Black-Scholes pricing model was also based on separate market-based transactions involving the sale of its shares to third-party investors.

For the three months ended March 31, 2022, MoonLake had recognized an increase in shareholders’ equity in the audited consolidated balance sheets and share-based compensation expense of $2.0 million. The expense corresponds to the vested amount as of March 31, 2022 in connection with the following grants:

●	12,212 MoonLake AG Common Shares granted under the equity incentive plan ESPP on July 27, 2021;

●	18,317 MoonLake AG Common Shares and 2,775 options to acquire MoonLake AG Common Shares granted under the equity incentive plans ESPP and ESOP on September 9, 2021;

●	999 MoonLake AG Common Shares and 3,885 options to acquire MoonLake AG Common Shares granted under the equity incentive plans ESPP and ESOP on October 25, 2021;

●	35,000 MoonLake AG Common Shares granted under the equity incentive plan ESPP on January 18, 2022; and

●	297,000 MoonLake AG Common Shares subject to reverse vesting conditions under the Restricted Founder Shares arrangement

Recoverability of deferred tax assets

As of March 31, 2022, MoonLake’s net deferred tax assets before any valuation allowance was $7.7 million. In assessing the recoverability of its deferred tax assets, MoonLake considered whether it was more likely than not that some or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. MoonLake considered the scheduled reversal of deferred tax liabilities, the seven-year expiry of tax losses carried forward under Swiss tax legislation, projected future taxable income (including the risks associated with the completion of the development and obtaining regulatory approvals to commercialize the product), and tax planning strategies in making this assessment. Based on the weight of all evidence, MoonLake determined that it is not more likely than not that the net deferred tax assets will be realized. A valuation allowance has been recorded against the full amount of the deferred tax assets.

Recently Adopted Accounting Pronouncements

Management has assessed the potential impact of recently issued, but not yet effective, accounting standards, and does not believe that if currently adopted, would have a material effect on MoonLake’s financial statements.

Emerging Growth Company Status

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of our financials to those of other public companies more difficult.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of Helix’s initial public offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.